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                                  EXHIBIT 11

                                 AIRGAS, INC.

                        EARNINGS PER SHARE CALCULATIONS

                                Three Months Ended           Six Months Ended
                                  September 30,                September 30,
                                1995           1994         1995       1994
                                ____           ____         ____       ____
Adjustment of Weighted Average
Shares Outstanding:

Shares of common stock
outstanding
- weighted                    31,244,553  31,265,907   31,095,291   31,211,245

Net common stock equivalents   1,431,132   1,723,175    1,510,391    1,711,251
                              __________  __________   __________   __________
 Adjusted shares outstanding  32,675,685  32,989,082   32,605,682   32,922,496
                              ==========  ==========   ==========   ==========

Net earnings                 $ 9,335,000 $ 7,460,000   18,789,000   14,249,000
                              ==========  ==========   ==========   ==========

Primary and fully diluted
earnings per share           $       .29 $       .23  $       .58   $      .43
                              ==========   =========   ==========    =========

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Earnings per share amounts were determined using the treasury stock method.
This method assumes the exercise of all dilutive outstanding options and warrants and the use of the aggregate proceeds therefrom to acquire the Company's outstanding common stock. Net earnings were divided by the weighted average number of shares outstanding adjusted for the assumed exercise of the options and warrants outstanding and repurchase of common stock to calculate per share amounts.






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